Exhibit 10.2

FIRST AMENDMENT
TO THE
BEVERLY ENTERPRISES, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(Effective as of December 31, 2002)

     First Amendment made effective the 11th day of March, 2004, by Beverly Enterprises, Inc. (the “Corporation”).

W I T N E S S E T H:

     WHEREAS, the Corporation sponsors the Beverly Enterprises, Inc. Executive Deferred Compensation Plan, effective as of December 31, 2002 (the “Plan”);

     WHEREAS, the Plan is an unfunded plan maintained primarily to provide deferred compensation and retirement benefits for a select group of management or highly compensated employees within the meaning of sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and it is therefore exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA;

     WHEREAS, although it is not required, pursuant to Article 8 of the Plan the Corporation has established a grantor trust to provide for the payment of benefits from the Plan, provided that the assets of such trust are subject to the claims of the Corporation’s general creditors upon its bankruptcy or insolvency (the “Rabbi Trust”);

     WHEREAS, the Corporation desires to amend the Plan to establish a new Retention Enhancement Program (“REP”) component thereunder for the Corporation’s current Chief Executive Officer and any other current or future employee of the Corporation (or its subsidiaries or affiliates) that the Nominating and Compensation Committee (“Committee”) selects from time to time to participate in the REP, under which the Corporation will provide such individuals with additional retirement, death and disability benefits, and such benefits will be informally funded by the Rabbi Trust; and

     WHEREAS, Article 12 of the Plan provides that prior to a Change in Control (as defined in the Plan), which has not occurred, the Corporation or Committee may amend the Plan at any time;

     NOW, THEREFORE, the Plan is hereby amended effective as of April 1, 2004, as follows:

1. A new sentence is added to the end of Section 2(a) of the Plan to read as follows:

     “To the extent applicable, the term “Account” includes Participants’ REP Accounts.”

2. New Sections 2(x) and 2(y) are added to the Plan, with the existing Sections 2(x) and 2(y) and the subsequent Sections in Article 2 and the appropriate cross references being renumbered accordingly, to read as follows:

“(x)	“REP Account” means the accounting entry made with respect to each REP Participant for the purpose of maintaining a record of each REP Participant’s Retention Enhancement Program (“REP”) benefits under Article 16 of this Plan.”

“(y)	“REP Participant” means a Participant who is currently eligible to be credited with REP Contributions under Article 16 of the Plan or who has a REP Account balance under the Plan.”

3. A new Article 16 is added to the Plan to read as follows:

"ARTICLE 16
RETENTION ENHANCEMENT PROGRAM

     16.1 Eligibility and Participation. The Committee shall determine, in its sole and absolute discretion, the Eligible Employees and/or Participants that shall be eligible to receive REP Contributions under this Article 16 from time to time. Each such chosen Eligible Employee and/or Participant will automatically become a participant in the Plan if he is not already a Participant, and shall be referred to as a REP Participant for purposes of this Article 16. The Company shall notify each Employee that has been selected to be a REP Participant of his eligibility under this Article 16, and such REP Participants shall be listed on Appendix C to this Plan, which the Committee may modify from time to time.

     16.2 REP Contributions and Earnings. The Committee may, within its sole discretion, direct the Employer to credit contributions to a REP Participant’s REP Account from time to time in an amount determined by the Committee in its sole discretion. In the event that a REP Participant is terminated without Cause prior to the time he attains age 65, the Committee may, within its sole discretion, direct the Employer to credit additional termination contributions to the Participant’s REP Account in an amount determined by the Committee in its sole discretion. Such termination contributions may be credited to the REP Participant’s REP Account in a single lump sum or installments at any time prior to the date distributions of the REP Participant’s REP Account begin. All such contributions made pursuant to this Section 16.2 shall be referred to as “REP Contributions,” and shall be unfunded, unsecured contractual obligations of the Employer, as provided in Article 10 hereof with respect to all Accounts hereunder.

     Earnings and/or losses will be credited to the amounts allocated to a REP Participant’s REP Account in accordance with the provisions of Section 7.2 that apply to Participants’ Accounts.

     16.3 Vesting.

     (a) Notwithstanding anything in this Plan to the contrary, except as provided in (b) below, a REP Participant will vest in all amounts credited to his REP Account upon the occurrence of the first of the following events:

(i)	the REP Participant attains age 65 while actively employed by his Employer;

(ii)	the Company undergoes a Change in Control;

(iii)	the REP Participant dies or becomes totally disabled, as determined by the Committee in its sole discretion; or

(iv)	the REP Participant’s employment is terminated by his Employer without Cause.

     (b) If (i) a REP Participant’s employment is terminated for Cause, (ii) a REP Participant terminates his employment prior to the occurrence of one of the events described in (i) - (iv) above for any reason, or (iii) at any time the REP Participant accepts competitive employment or otherwise engages in competition with the Employer (as determined by the Committee in its sole discretion), then such REP Participant shall forfeit all amounts credited to his REP Account, whether or not otherwise vested, shall return any prior payments to the Employer, and shall not be entitled to any further benefits under this Article 16.

     For purposes of this Article 16, the term “Cause” shall have the meaning given to such term in each REP Participant’s respective employment agreement with his Employer. In absence of such an employment agreement, the Committee shall determine whether or not Cause exists for a REP Participant’s termination in its sole discretion.

     16.4 Timing of Distributions. Upon commencement of participation in the Plan, a REP Participant shall elect in writing his desired distribution option. A REP Participant may elect to receive a distribution of his vested REP Account balance in accordance with the provisions of Section 6.3 that apply to Participants’ Accounts. Such distributions will begin at the appropriate time specified in Section 6.3 after the occurrence of the later of:

     (a) the REP Participant’s termination of employment with the Company and his Employer; and

     (b) the REP Participant being vested under Section 16.3.

     In the event that a REP Participant dies or becomes totally disabled, as determined by the Committee in its sole discretion, the unpaid vested portion of his REP Account will be paid to the REP Participant (or his beneficiary in the case of death) in accordance with the provisions of Section 6.4; provided that in the event of the REP Participant’s total disability, the Committee may, in its sole discretion, distribute the REP Participant’s REP Account in annual installment payments in accordance with the REP Participant’s election over a period of two (2) to fifteen (15) years. The other termination of employment provisions of Section 6.4 shall not apply. In the event of a termination without Cause prior to age 65, if the Committee chooses to continue crediting contributions to the REP Participant’s REP Account pursuant to Section 16.2, no distributions shall be permitted hereunder until either age 65 or such contributions otherwise cease.”